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                     July 14, 2020

       Sacha Poignonnec
       Co-Chief Executive Officer and Member of the Management Board Jumia Technologies AG
       Charlottenstra  e 4
       10969 Berlin, Germany

                                                        Re: Jumia Technologies
AG
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed April 3, 2020
                                                            File No. 001-38863

       Dear Mr. Poignonnec:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services